Exhibit 16

November 21, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Waitr Holdings Inc. (formerly known as Landcadia Holdings, Inc.) under Item 4.01 of its Form 8-K dated November 15, 2018. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Waitr Holdings Inc. (formerly known as Landcadia Holdings, Inc.) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp